Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2012, with respect to the consolidated financial statements of Eagle Energy Company of Oklahoma, LLC, incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Midstates Petroleum Company, Inc. for the registration of $500 million of securities.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
June 20, 2013